DENTSPLY INTERNATIONAL

Moderator: Gary Kunkle

November 2, 2006

7:30 a.m. CT

Operator: Good day, everyone, and welcome to today's DENTSPLY International's third quarter earnings conference call. As a reminder, today's call is being recorded.

For opening remarks and introductions, I would now like to turn the conference over to Mr. Gary Kunkle. Please go ahead, sir.

Gary Kunkle: Thank you, Manda and good morning and thank you for joining the DENTSPLY third quarter of 2006 earnings conference call. My name is Gary Kunkle and I am the Chairman and Chief Executive Officer. Also on today’s call are Bret Wise, our President and Chief Operating Officer, and Bill Jellison, Senior Vice President and Chief Financial Officer.

I'll begin today's call with some overview comments regarding our third quarter results and our overall business. Bret's then going to update you on some recent new product introductions and our recent consolidation of our implant and endodontic sales force in the U.S. Following Bret's comments, Bill will then take you through a more detailed review of the P&L and balance sheet and finally, I'll conclude with some remarks regarding our outlook for the balance of the year. And following our formal remarks, of course, we will all be pleased to answer any questions that you may have.

Before we get started, it's important to note that this conference call may include forward looking statements involving risks and uncertainties. These should be considered in conjunctions with the risk factors and uncertainties described in the company's most recent annual report on Form

10-K, it's subsequent periodic reports on Form 10-Q, press releases and conference call scripts that are filed with the Securities and Exchange Commission. The conference, in its entirety, will be part of an 8-K filing and will be available on our Web site.

By now, each of you should have received a copy of our third quarter 2006 earnings announcement that we released yesterday after the market closed.

Our reported sales during the third quarter were $435.7 million; this represents an increase of 4.8 percent as reported and an increase of 5.8 percent if you exclude the precious metal content. The increase of 5.8 percent excluding precious metal content broke out as follows, base business was plus 4 percent and foreign exchange was plus 1.8 percent.

The geographic base business growth and again, this is ex PM, for the quarter, the United States was plus 3.2, Europe was plus 2.8, and the balance of the world was plus 8.2. The total base business growth of 4 percent was, again, primarily driven by strong double digit growth in our orthodontic and implant businesses, as well as above market performances in Asia and Japan.

The period was also positively impacted by some additional buy-ins ahead of our October 1st price increases. These strong performances were partially offset by the short term impact of our Strategic Partnership initiative in the U.S. And speaking about the United States, as I stated before, the U.S. internal growth for the third quarter was 3.2 percent.

As you will recall, we initiated our U.S. Strategic Partnership program in the third quarter. This initiative dramatically narrowed our distribution network from over 200 distributors to 28 distributors that are currently selling about 90 percent of our U.S. distributor based products.

As we have said, we expected a reduction in purchases from those discontinued distributors and product returns from those who chose to do so, and as a result, we estimated the internal growth in the U.S. would be in the low single digits as we had realized. We announced the U.S. Strategic Partnership program in September and since that time, we have communicated our plans to all distributors, both retained and discontinued. The retained distributors have been very supportive, both at the executive level and at the field level. Over 90 percent of the agreements have been signed and expect the balance to be signed shortly.

Our DENTSPLY North America sales organization has been trained on the new software and this is the software that will provide them with the sales information and the analytical tools necessary to improve their efficiency and effectiveness as we go forward. They are very excited about this initiative and what it will do to improve their sales efforts. We are currently gathering end user information from our retained distributors and expect to complete that process by year end. This US Strategic Partnership is a major milestone for DENTSPLY. We believe very strongly that this initiative will accelerate our long term growth and is a very worthwhile investment.

Moving on to Europe, its base business growth for the quarter was 2.8 percent. We had strong performances in the specialty groups with double digit growth in both implants and orthodontics. This was offset by modest growth in Germany. Europe's base business growth for the quarter excluding Germany was 4.5. As we stated going into the year, we expected Germany to have a modest growth in 2006, but not to return to 2004 levels within that year. Through nine months of 2006, Germany has had a base business growth of 6.2%, while the balance of Europe has grown at 10.9%.

Looking at other markets, the balance of the world has base business growth of 8.2 percent for the quarter. This was led by 16.5 percent growth in Asia and with strong performances in China, India and Korea within that geography. We also had base business growth of six percent in Japan and of course, if you remember from previous calls, this is really a market that people continue to feel is flat in growth. So we're pleased with that.

I will now turn the call over to Bret Wise, our President and Chief Operating Officer, who will bring you up-to-date on some exciting new products and another very exciting growth initiative that was implemented in the third quarter. Bret?

Bret Wise: Thank you, Gary, and good morning, everyone. Thank you for joining us on our call this morning. I'd like to take a few minutes to talk about innovation in DENTSPLY. We view innovation as a broad concept, really, including not only product innovation, but also innovation in how we use our resources, maximize the value that we can deliver to the profession, and to promote better dentistry in all markets.

As Gary mentioned, as we announced earlier in September, this quarter we implemented a new Strategic Partnership program with our US dealer network, which is a good example of a form of innovation to help us better serve the profession.

Likewise, this quarter we also combined the forces of two of our divisions that serve the specialty dental surgical markets in the United States. Specifically, we merged the U.S. divisions that serve the endodontics and the implant markets and our strategy here is to really provide all the tools necessary to cover the full lifecycle of the tooth all in one sales bag.

Essentially, saving natural tooth structure through root canal therapy, when it's possible and it's the best solution for the patient, and an implant procedure when the tooth can no longer be saved. The merger of these two divisions, which are Tulsa Dental and our Friadent Ceramed division, will significantly increase our coverage of professionals providing both endodontics and implant solutions in the marketplace and combined, it includes the deployment of over 200 sales professionals to these markets. This represents an increase in the number of sales personnel promoting our implant line in the United States by over fourfold, as well as the deployment of significantly more marketing and continuing education resources to both the endodontic and the implant markets.

On the product side of innovation, we introduced approximately 25 new products so far this year which clearly puts us on pace to exceed our long term target of 20 to 25 new product innovations each year. Given that most new products in dentistry are relatively small, less than $5 million in revenue potential annually generally for a new product, it's really important to have a wide variety of new products and improvements coming to the market each and every year. So what I'd like to do now is just introduce you to a few of the new products that we launched in the third quarter.

The first one is Innovation C, which is a new revolutionary ceramic orthodontic bracket system. This system combines the benefits of a fully interactive system with the high aesthetics of ceramic brackets, essentially addressing both of the primary value drivers of high efficiency, which is measured by reduced treatment time for the patient, and high aesthetics of a ceramic solution all in a single bracket. So this is really revolutionary for the practice and early indications from our customers, as well as our opinion leaders, indicate that it's being very well received in the marketplace.

In our prosthetics group, we launched a new interactive software tool called Cercon Coach. Cercon Coach provides practice building, patient treatment planning and animations that can aid in the patient's understanding of the procedure and state-of-the-art electronic laboratory prescription tools that can link the procedure from the patient to the dentist through the dental laboratory and we believe that better link and improved communication will drive increased use of our full ceramic Cercon crown and bridge restorations.

Also in prosthetics, we launched a new composite system for long term provisional or temporary crown and bridge applications that is branded Radica. With the growth in implants and other long term procedures, the demand for long term provisionals is growing in the marketplace. The key feature of Radica is that it provides best in class strength, durability and aesthetics for a long term temporary, while significantly simplifying the process and the related inherent cost to the laboratory. The wear strength has been found to be better than most denture teeth and because of its simplicity, a lab technician can be trained in this application in less than 15 minutes.

In our restoratives group, we launched XP Bond which is the first adhesive which is truly universal for all direct and indirect indications. It allows light cure, dual cure and self cure modes all in a single product in addition to improved handling and application advantages. Also in restoratives, we launched a universal disposable sensor holder and phosphorous plate holder. These are for use in digital x-ray applications. The key competitive benefit of this product, which is called Uni-Grip, is its flexibility. Not only can it accommodate all sensor shapes available in the marketplace, its adjustable bite piece allows you to achieve all the positions necessary for a full mouth series of x-rays all with one unit. So this is important as the adoption of digital x-ray continues to grow in the marketplace.

So this is just a sampling of our new applications this quarter. Overall, we're having another really strong year for new production, new product introductions and innovation in general at DENTSPLY.

I'd now like to turn the call over to Bill Jellison, our Chief Financial Officer, to review the financial results for the quarter in more detail. Bill?

Bill Jellison: Good morning, everyone. As Gary mentioned, net sales for the third quarter of 2006 increased by 4.8 percent in total and increased by 5.8 percent excluding precious metals. The sales increase, ex precious metals, for the quarter included 4 percent increase from internal growth and an increase of 1.8 percent impact from the foreign exchange translation. The geographic mix of sales, ex precious metals, in the third quarter of 2006 included U.S. at 45 percent, Europe at 35 percent, and the rest of the world was 20 percent of sales.

Solid improvements continue to be made in operating margins. Excluding restructuring and other related items and including stock option expense in both periods, gross margin, ex precious metals, for the third quarter were 57.2 percent compared to 56 percent in the third quarter of 2005. Margin rates continued to be positively impacted in the third quarter from both improved product mix and improvements in leverage and manufacturing efficiencies.

SG&A expenses were $148.5 million or 37.6 percent of sales, ex precious metals, in the third quarter of 2006, versus 36 percent in the prior year's third quarter. The higher expense level in the third quarter primarily resulted from the expensing of stock options in 2006. If stock option expenses were included in both periods, SG&A expenses would have been higher than last year by .4 percent of sales, ex precious metals. Costs associated with the recently announced Strategic Partnership program and the merger of the endodontic and implant divisions also resulted in higher costs in the current period.

Year-to-date, our selling, general and administrative expenses would be lower by .7 percent of sales, ex precious metals, if stock option expenses were included in both periods.

You should also note that the immediate vesting of Gary's options, as part of his retirement, will require a pretax charge of an additional $2.5 million or one cent per diluted share. Our stock option expense for the year is estimated to impact earnings 10 cents per diluted share and approximately four cents per diluted share of the charge will be occurring in the fourth quarter.

Additional margins for the quarter were 18 percent compared to a negative 13.6 percent in the third quarter of last year. Operating margins based on sales excluding precious metals were 19.9 percent compared to a negative 15.2 percent last year in the same period. Operating margins based on sales excluding precious metals for comparative purposes excluding restructurings and other related items and including stock option expenses in both periods would have been 19.6 percent in the third quarter of 2006 and 18.8 percent in the third quarter of 2005 or an improvement of 140 basis points. This improvement is being driven by favorable product and product line mix, improved operational leverage, lean manufacturing initiatives and from the decision to close the pharmaceutical facility last year.

We continue to expect the improvement in operating margins, excluding restructuring and other related items and including stock option expensing for the year, will be approximately 50 to 100 basis points better than in 2005 on a comparable basis as we expect the operating margins in the fourth quarter to be negatively impacted by the additional expenses and negative sales impacts from the Strategic Partnership initiative, as well as the higher stock option expense I previously mentioned. We continue to expect improvements in our operating margins over the next few years as we benefit from both product and product line mix and operational efficiencies.

Net interest and other expense in the third quarter was $100,000 compared to $2.9 million in the third quarter last year. Net interest expense was reduced by $3 million in the quarter. This was slightly offset by an increase in other expenses occurring mostly from a slight foreign exchange transaction loss.

The corporate tax rate in the third quarter of 2006 was 37 percent. The corporate tax rate, though, in the third quarter last year was distorted by the impairment charge in that period which had a negative impact of 31.2 percentage points. The third quarter's operational tax rate was 32.8 percent in 2006 and 31 percent year to date. The quarter also included a $3.4 million negative impact from tax adjustments compared to a positive $1.1 million adjustment in the third quarter last year. We anticipate favorable tax adjustments in the fourth quarter of this year associated with our tax planning initiatives.

Net income in the third quarter of 2006 was $49.4 million or 31 cents per diluted share compared to a net loss of $60.8 million or 39 cents per diluted share in the third quarter of 2005. On an adjusted basis, net income excluding restructuring costs and tax adjustments, but including the expensing of stock options in both periods, which constitutes a non-GAAP measure, was $52.2 million or 33 cents per diluted share in 2006 compared to $46.9 million or 30 cents per diluted share in the third quarter of 2005. This represents a 10 percent increase in earnings per diluted share on an adjusted basis, non-GAAP in the third quarter of 2006.

Cash flow from operating activities was $66.7 million in the third quarter of 2006 compared to $66.4 million in the same period last year. Cash flow was close to flat in the quarter, however, the year to date operating cash flow is 21.3 percent higher than last year even with the cash outflow in 2006 for the tax payment that was associated with the repatriation of foreign earnings made in the fourth quarter of 2005.

Capital expenditures in the quarter were $13 million with depreciation and amortization for the third quarter of 2006 of $12 million. Inventory days were 98 at the end of the third quarter of 2006 compared to 97 at the end of the third quarter last year and 90 days at the end of 2005. We expect inventory days to be in the low 90s by year end. Receivable days stood at 63 days at the end of the third quarter compared to the 52 days achieved at year end and 57 days at the end of the third quarter last year. Receivables for the quarter were negatively impacted by a higher level of sales at the end of the quarter and from slower payment at quarter end by discontinued dealers. We expect receivable days, though, to be in the low to mid 50s by year end as discontinued dealer balances are cleared up and collection of third quarter buy forwards are cleared.

At the end of the third quarter of 2006, we had $460 million in cash and short term investments. I also want to let you know that we have determined that the classification of short term investments should be revised from their prior presentation as cash equivalents. We plan to reclassify our short term investments and restate our Form 10-K for the year ended December 31, 2005 and our Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006 to reflect the required change. This proposed restatement has no impact on net sales, net income, earnings per share, current assets, total assets, stockholder's equity or cash flows from operating activities.

Long term debt was $329 million at the end of the third quarter. In addition, we had $443 million of short term debt and a derivative liability value of $24 million. DENTSPLY repurchased $19.9 million of stock, approximately 700,000 post-split shares at an average price of $29.88 in the third quarter. The company expects to have the entire amount of its current authorization which is to maintain up to 11 million of treasure stock repurchased at the end of the fourth quarter.

Now, Gary will comment on our earnings guidance.

Gary Kunkle: Thanks, Bill. We're pleased with the third quarter results and think it represents a continued good performance for 2006.

As we look at the fourth quarter, we expect to see the effect of the burn off of remaining inventories in discontinued dealers in the U.S. and the impact of inventory requirements for our retained dealers being considerably less as they operate their business with higher inventory turns, plus they will have a residual inventory in Q4 as several bought in extra inventory prior to our October 1st price increase.

As the Strategic Partnership program in the U.S. is a U.S. initiative only, we had earlier communicated that the impact of this initiative would result in a negative growth in the U.S. for Q4 and estimated that the worldwide internal growth for the year would end up between four and five percent. While we are extremely excited about what this initiative will mean to our future, we have no historic precedent to guide us in the estimation of its short term impact. Therefore, we're more comfortable in estimating the full year growth to be on the lower side of that range. We had previously provided EPS guidance for the full year of $1.38 to $1.42. This excludes any tax adjustments, restructuring and other items. It does include, however, an increase in charges from increased stock options expense as Bill had described.

Normally, this late in the year, we would be narrowing this range. Again, however, without precedent to guide us regarding the short term impact of our U.S. Strategic Partnership program, we're maintaining this range and would suggest the low to mid part of this range as a more conservative estimate. Also, we still expect a non-operational gain in the fourth quarter of four to five cents which is not included in the guidance of $1.38 to $1.42.

We expect the start up impact of our Strategic Partnership initiative to be primarily a 2006 event, so this quarter, Q4 should be the final quarter to have any significant impact as we transition to fewer distributors and if there is any carry over into 2007, we anticipate that it will be offset by improved performance in the latter half of the year.

That concludes my formal remarks and we'll now be pleased to answer any questions that you may have. Manda, if you would set the call up for Q&A, I'd appreciate it.

Operator: Absolutely. If you have a question today, please press star one on your touch-tone phone. Please make sure that your mute function has been turned off to allow your signal to reach our equipment and if you are on a speakerphone, please make sure that you have picked up the handset. We'll take as many questions as time permits and we'll take them in the order in which you signal us. Once again, that is star one if you have a question today and we'll pause briefly to assemble a queue.

And our first question comes from Steven Postal of Lehman Brothers.

Steven Postal: Thanks a lot and good morning.

Gary Kunkle: Morning.

Bret Wise: Morning.

Bill Jellison: Morning.

Steven Postal: Can you elaborate on your comments on the new distribution program? Perhaps how you thought that impacted the sales growth in the U.S. in the quarter and can you provide any specificity in terms of the expenses as a result of that program?

Gary Kunkle: I'll deal with the expenses first. I believe we stated when we had the call on it before that it was around $3 to $4 million and that we incurred slightly more than half of that in the third quarter and the balance would be in this quarter, the fourth quarter.

With respect to trying to estimate the impact in the third quarter, Steven, that's really a challenge. I can give you some data that might help, but again, it's just an estimate. If you look at the discontinued distributors’ performance in Q3, they were down over 40 percent across the board. You don't know what they would have done otherwise, but just for an analogy, if you assume that they would have done as well as the average distributor that was retained, it would probably move the internal growth up in the U.S. over five percent. But as I said before, it's a difficult thing to estimate.

Steven Postal: Fair enough. And a question on the SG&A growth. Now, Gary, you've talked about building up the sales force a bit and it sounds like in some of the specialty businesses. Can you just talk about two things related to that, one, how that may have impacted the SG&A growth in the quarter and then, two, just generally speaking, where you are in the build out of the sales force?

Gary Kunkle: Well, I'll talk about the sales force and I'll have Bill comment on the SG&A because I think he did cover that in his comments, but he can just go over it again. We're probably looking at how to use our resources more effectively than just adding people, Steven, and the initiative that Bret went over was very important because we have had a large sales force in endodontics for some time, most of the growth in that business came as a result of, not the growth of the segment, but growth moving people to nickel - titanium, which is rotary driven which is a technique that requires extensive training. So that organization is very big, very talented and has great resources for clinical education and that's identical to what you need in implants. So that's why we merged those two, so we can benefit from that resource and get better utilization of the talent and the experience we have in that particular sales force. Bill?

Bill Jellison: Yes. Just a further comment on the SG&A side, keep in mind that this year SG&A costs on a quarterly basis have additional expenses in them just from the stock option expensing of about $4 million on average and as I mentioned earlier, that number is probably going to be closer to about $8 million in the fourth quarter both because of kind of the fourth quarter period, but also because of the vesting of Gary's options.

If you exclude those stock option expenses, we would have still been higher as a percent of ex precious metals for SG&A in the quarter because of the additional expenses that we talked about both for the combination of the endodontic and implant businesses, as well as the U.S. Strategic Partnership program. However, on a year to date basis, if you exclude that stock option expense, our SG&A expenses as a percent were actually down .7 percent.

So we do expect to continue to kind of lever our overall operating margins and of that operating margin improvement, we are still comfortable with about roughly two-thirds of that coming in the gross margin category and about a third to a quarter of it coming in the SG&A category.

Steven Postal: OK and then, just one clarification, Bill. I think you mentioned this, but when you talked about the favorable tax adjustments in 4Q, is that excluded from the guidance?

Bill Jellison: That's excluded from the guidance that we've got here. The items that I've talked about and that Gary kind of alluded to, there's actually two pieces of additional types of gains. One, we think that we're going to benefit from some of the tax adjustments in the fourth Q and we also expect that we may have a sale or a gain on the sale of a facility that we've had up for sale for a couple of years and we're expecting that that should close, hopefully, in the fourth quarter.

Steven Postal: OK. Thanks a lot.

Operator: And our next question comes now from Frank Pinkerton, Bank of America Securities.

Frank Pinkerton: Thanks for taking my question. Gary, if you can just talk us through Japan? A little surprised that that market actually grew as quickly as it did. Is that a comp? Is that new product launches? What drove the growth in Japan?

Gary Kunkle: I'd say it's more penetration of the existing products we have and a result from a considerate effort last year in making the organization more effective. We're very pleased with that growth because, as I said in the call earlier, most people still believe that market's flat.

Frank Pinkerton: And I know historically you've spoken to the challenges of getting new products approved in Japan versus some of the other countries around the world. Is that still the case? Or has there been a way around or a way of improving the timeline to approval for some of your products there?

Gary Kunkle: No. I don't think that's changed much. I think we have gotten better. I don't think their regulatory pathway has gotten any easier there.

Frank Pinkerton: OK. Great, and shifting over, just to ask maybe a couple of questions on the new sales force effort with the implant side going through to endodontist. Basically, is the endodontal market ready for this? Isn't there a necessary kind of base amount of capital equipment and other things that need to be purchased in order to do implants on a regular basis? And what gives you, I guess, kind of the confidence that the endodontists are ready to step up and do some of these kind of capital expenditures and other things to start adopting implants more?

Bret Wise: Frank, this is Bret. Let me try to address that. There are a couple of things going on with that market that are notable. One is that today in the US, the implant market is served about 90 percent by oral surgeons or prosthodontist and only about 10 percent by general practitioners. Whereas in Europe, that balance is 50/50. So as the implant market continues to grow, probably close to 20 percent in the US, we're quickly going to outstrip the capacity of the market to do those procedures if we don't get more of the general practitioner market doing implant procedures.

As you look at the general practitioner population, the part of that population that's most likely, we think, to move towards implant procedures as part of their practice are probably the people that are already doing some sort of surgical procedure and in this case, we think the most likely comparison is an endodontic procedure. So our sales force is directed towards helping those people, obviously, save the natural tooth structure as long as possible, but when you can no longer save it, you have to extract the tooth, either do a crown and bridge or do an implant procedure. And we're trying to serve that market fully.

There is an investment needed to get into that market, although it's pretty modest, probably in the $10,000 range to get the surgical kit. And we think that the ability to grow profits in the dental practice probably far offset that initial investment, so we don't view that as a significant barrier.

Frank Pinkerton: OK. Great. And then, just final question on the share repo it looks as if you're bumping up against what is the, I guess, authorization from a standpoint of the number of treasury shares. Is there plan to potentially change that? Or how do you view the share repurchase moving over the next couple of years? Thanks.

Bill Jellison: I think that our management and the Board, obviously, reviewed that level at any point in time as we are running through that and we do expect to have that fully completed and at the full 11 million shares of treasury by the end of the year. I think that you should expect that we're at least discussing that and if you look at where our overall cash flow is, as well as our debt to cap position, even with expectations on the acquisition front, I think that over the next few years you'll probably see us active both on the acquisition side, as well as on the stock repurchase side.

Frank Pinkerton: Great. Thank you, guys.

Operator: And as a reminder, everyone, it is star one if you have a question today and please be sure that you have un-muted your phone when you signal. We'll take our next question now from Anthony Ostrea of JMP Securities.

Anthony Ostrea: Hi, good morning, guys. Thanks for taking my questions. A couple of questions here. On your new products, Gary or Bret, you said you've introduced over 25, this year, the historical rate being 20 to 25 per year. Are there any products out there which could be kind of blockbuster products that you could point out?

Bret Wise: Yes, Anthony, this is Bret. Let me try to address that. As I mentioned in the earlier comments, most products in dentistry are small and that's true of most of the items we've commented on throughout the year. However, we have commented on two new bracket systems that are being launched, one is called Innovation C, which we talked about this morning, which is the ceramic bracket that can get interactive with the wire without the need for a visible metal clip. I think that one could be a very big product.

We also launched Innovation L earlier in the year which is a lingual bracket, the brackets go on the backside of the teeth and that's also an interactive system. So that has potential to grow rapidly.

The third one I had mentioned that we didn't talk about today, but we talked about earlier in the year was Cercon Eye and Cercon Art. Cercon Eye is the scanner that we use to connect to our Cercon unit that is very modestly priced, but a very accurate scanning unit and can enhance the efficiency in the lab of using Cercon restorations. And, Cercon Art added the true CAD/CAM capabilities to that system. So both of those have been very good products for us so far this year and we expect those to continue to grow rapidly as we launch that around the world. Those are examples of products that probably have more potential than the – kind of the $3 to $5 million range. They could easily be above that.

Anthony Ostrea: OK. That was my next question. And then, what's the longevity for these new products? You mentioned three or four of them right now, but do you expect it the follow through into next year and maybe the year after for these new products?

Bret Wise: Generally speaking, it takes several years to get the product up to it's potential. So yes, I would expect continued growth over the next several years of all the products we mentioned today.

Anthony Ostrea: OK. And then, my next question has to do with your – the merging of your Endo and Implant sales force. I guess the question there is, have all your sales people been trained or cross-trained on your products at this point?

Bret Wise: No. That's in process in the fourth quarter. We've begun that process. I think we've had two or three regional training sessions, but we have several to go yet that will all be completed in the fourth quarter and the combination of the sales bag, the true launching of that initiative is January 1, where everybody will be trained in both product categories and we'll be ramping up the sales and marketing support, as well as the clinical education support.

Anthony Ostrea: OK. And then, just a couple of housekeeping questions for Bill. This stock options expense in the quarter, was that about $5 plus million?

Bill Jellison: For this quarter?

Anthony Ostrea: Yes.

Bill Jellison: I don't have the exact number for this quarter, but on average, it's been a little bit over $4 million.

Anthony Ostrea: OK. Wasn't after tax impact two cents? I can go through the numbers with you.

Bill Jellison: Yes. It's about two cents a quarter for each of the first three quarters and it's going to be about four cents a quarter in the fourth quarter.

Anthony Ostrea: OK. On the tax adjustments, can you just give a little more color on that $3.4 million in tax adjustments that you had in the quarter?

Bill Jellison: Sure. The tax adjustments actually include a book to provision adjustment that took place as we took a look at the repatriation of the earnings adjustment that we had last year when we brought back our foreign earnings and then, also some reserves that are being established to support some of our foreign audits. So we are expecting, while the overall operating rate was actually a little bit more negative in the third quarter, that even the operating rate should be more favorable in the fourth quarter and keep in mind that the R&D tax credit is still out there unapproved. We expect that that's going to get approved. That would, obviously, help the overall rate in the fourth period.

Anthony Ostrea: What was that operating tax rate, again, in Q3 and for the year-to-date number?

Bill Jellison: The tax rate in the third quarter was 32.8 percent and year to date it's 31 percent and right now, we're still expecting that for the year, again, with the approval of the R&D tax credit that it would probably be in the mid to low 30 percent range.

Anthony Ostrea: Great. Thanks for taking my questions.

Operator: Now, we have a question from Greg Halter, Great Lakes Review.

Greg Halter: Good morning, guys, and congrats on good numbers. I noticed the figure of the short term debt, $443 million, just wondering what your plans are with the debt going forward given that's coming due, I think, in the next probably three months? Or a lot of it.

Bill Jellison: Yes, a lot of the Euro bond side will be paid off here before we get to the end of the year, Greg, and that's why we've got that cash balance that's out there. That's also why that short term debt is classified as short term for us.

Greg Halter: OK. So basically we'll see a reduction in the cash, as well as the short term debt figure.

Bill Jellison: That's exactly right.

Greg Halter: OK. And any comments on what your capital spending plans look like for 2007 at this point?

Bret Wise: Greg, this is Bret. We're in the middle, actually, of our budget process for next year at this point. We've kind of been running in that $55 to $65 million range absent some unusual event and I would expect at this point that that's where we'll be. But we haven't completed that process yet and I don't know if we're going to have any additional investment above or below that.

Greg Halter: OK. And any comment on what you're seeing regarding the acquisition front, the company's level of interest and activity there?

Gary Kunkle: We continue to be very active in pursuing it. We have even recently had conversations with the targets that we have for acquisition, but we face the same problem we've faced for a while now and that's that most of the acquisition candidates are private and the decision is a personal family one, not necessarily something that is standing in the way of them strategically wanting to do this at some point in time. So it's a timing issue.

Greg Halter: OK. And regarding the innovation side of things that you're looking at with some of the initiatives you've had over the last couple of years. Can you discuss any new developments that may be coming out of that initiative?

Gary Kunkle: Could you be more specific?

Greg Halter: Some of the things you've done with some of the schools, I think, in Atlanta and so forth. Some of these new products and projects that you've been working on.

Gary Kunkle: I thought you were talking about some of the initiatives we have that we also consider innovative. Well, we continue to work with Georgia Tech and others and we're happy with the progress. I can't be specific because I just don't want to let competition know what's coming through the pipeline.

Greg Halter: OK and Bill, one last one for you. What would you expect the company's core tax rate to be in 2007 for the full year?

Bill Jellison: Again, as Bret mentioned, we're kind of right in the middle of our budget review process. Until we've seen kind of the breakdown of that, we really aren't sure. I mean right now for estimation purposes, I'd probably say kind of in the maybe 30.5 to 31 percent range at least for now, but that really depends on kind of the mix of our businesses and what we're looking at for the final plan.

Greg Halter: OK. And that's about the range you're looking for the fourth quarter, as well on an operational basis?

Bill Jellison: Right.

Greg Halter: OK. Thank you.

Operator: We now have a question from Jeff Johnson of Robert Baird.

Jeff Johnson: Hey, guys. Thanks for taking the question. I apologize, I joined the call late, so hopefully these issues aren't a repeat and if they are, we can just go offline, if need be. But in precious metals, obviously, down about three percent this year, four percent this quarter, I'm sorry, is that primarily a Germany-related issue with the changes there and just the overall spike in the price of precious metal crowns and what have you kind of worldwide?

Gary Kunkle: Well, the price affects it worldwide, but the biggest market that we have and the biggest user of precious metals is Germany and as reimbursement impacts that market, you're going to see a decline in precious metals as they switch to non-precious metals and other alternatives like Cercon.

Jeff Johnson: Sure. And should we continue then just thinking trend-wise, maybe flat to down on a year over year basis over the next few quarters? Is that fair?

Gary Kunkle: I think that's fair.

Jeff Johnson: Yes. Fair enough. And the guidance for Q4, as we talked about the R&D tax credit here, is baked into the Q4 guidance or for the full year guidance an assumption that that does get re-established?

Bill Jellison: Yes.

Jeff Johnson: OK. And on the share repurchases, maybe I'm not understanding things here, but if you repurchase 700,000 shares in the quarter, why did share count fall sequentially about three million shares?

Bill Jellison: That would have been because you're talking about an average and not just within the quarter, so keep in mind, we've repurchased on a cumulative basis. And, even comparing second quarter to third quarter, you're only getting an average of what took place in the third – or the second quarter and we actually had quite a bit of buyback during that second quarter period.

Jeff Johnson: Yes. Fair enough. And so that buyback in the second quarter was probably late in the quarter? Is that the way to think about it?

Bill Jellison: Yes.

Jeff Johnson: Yes. And I know the treasury stock can be built to the 11 million shares through the current authorization. Where does it stand at present?

Bill Jellison: We've pretty much bought back the entire amount. I think we'll be as there's any kind of option expensing or option items that take place in the period, we'll be offsetting those. But we're pretty much through most of that repurchase.

Jeff Johnson: So in Q4, we shouldn't see a big drop in share count the way we did sequentially this quarter?

Bill Jellison: In Q4, keep in mind we still had about three million shares to pick up in the fourth Q, and we would expect to be all the way through those.

Jeff Johnson: OK. Great and Gary, last question. I think when you talked about the distributor reorganization in the call about a month ago, you kind of blessed the ‘07 guidance that was out there and said that maybe some upward bias to that. Are you still feeling that way given the initial trends we've seen here this first month or so after the deal has been announced?

Gary Kunkle: Just for the sake of everyone else on the call, I did state earlier at that time that we were comfortable with the analysts' expectations of $1.57 and I think we stated that if there was a change, we would expect that it would move upward and that change is really driven by the outcome of our budget process for 2007 and we're right in the middle of that. So before we would comment anything beyond what we've already said, we'd like to complete that process.

Jeff Johnson: Fair enough. I appreciate it, guys, thanks.

Gary Kunkle: OK.

Bill Jellison: All right. Thanks.

Operator: That does conclude today's question and answer period. And at this time, I'd like to turn the conference back over to Mr. Kunkle for closing remarks.

Gary Kunkle: OK. Thank you, Manda. And we'd like to thank you all for joining the call and your continued interest in our company.

Operator: That does conclude today's conference. We thank you for your participation. Please have a good day.

END

SEE NON GAAP RECONCILIATIONS BELOW

NON-GAAP Reconciliations

OPERATING INCOME SUMMARY (IN THOUSANDS EXCEPT PER SHARE DATA)

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Three Months Ended September 30, 2006		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 78,539	19.9%

Pre Tax Restructuring and other (income) expense, net	(1,149)	-0.3%

Adjusted Non-GAAP Operating Earnings	$ 77,390	19.6%

Three Months Ended September 30, 2005		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Loss from Operations	$ (56,633)	-15.2%

Pre Tax Stock-Based Compensation Expense	(4,456)	-1.2%

Pre Tax Restructuring and other (income) expense, net	131,311	35.2%

Adjusted Non-GAAP Operating Earnings	$ 70,222	18.8%

EARNINGS SUMMARY (IN THOUSANDS EXCEPT PER SHARE DATA)

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended September 30, 2006
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 49,449	$ 0.31

Restructuring Costs	(632)	(0.00)

Income Tax Related Adjustments	3,362	0.02

Adjusted Non-GAAP Earnings	$ 52,179	$ 0.33

Three Months Ended September 30, 2005
	Income	Diluted
	(Expense)	Per Share

Net Income	$ (60,805)	$ (0.39)

Stock-Based Compensation Expense as Disclosed in Footnotes	(2,817)	(0.02)

Income Tax Related Adjustments	(1,091)	(0.01)

Restructuring Costs	111,618	0.71

Rounding		0.01

Adjusted Non-GAAP Earnings	$ 46,905	$ 0.30